Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN — 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 — FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

October 30, 2013

Criteo S.A.

32 rue Blanche

75009 Paris

France

Re: Registration Statement on Form F-1 of Criteo S.A.

Ladies and Gentlemen:

We are acting as special French counsel for Criteo S.A. (the “Company”), a French société anonyme, in connection with the registration and sale by the Company of up to 1,014,967 additional ordinary shares (the “Ordinary Shares”), par value €0.025 per share, each represented by American Depositary Shares, as contemplated by the Registration Statement on Form F-1 (the “Registration Statement”) to which this opinion has been filed as an exhibit. The Registration Statement incorporates by reference the contents of the Registration Statement on Form F-1 (File No. 333-191223) declared effective by the SEC on October 29, 2013. The Ordinary Shares will be issued and sold pursuant to the underwriting agreement, dated October 29, 2013 (the “Underwriting Agreement”), by and among the Company, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Jefferies LLC, acting as the representatives of the several underwriters to be named in Schedule A to the Underwriting Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Ordinary Shares, when issued and delivered pursuant to the Underwriting Agreement against full payment of their subscription price as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

Criteo SA

October 30, 2013

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day